Exhibit 99.1

CANEX Metals Inc.

Suite 1620, 734 - 7th Avenue S.W., Calgary, Alberta, T2P 3P8

PH: 403.233.2636    fax: 403.266.2606

NEWS RELEASE: 26-2	January 19, 2026

Trading Symbol: TSX Venture-CANX

CANEX METALS ACHIEVES OVER 49% SUPPORT FOR ITS OFFER TO PURCHASE SHARES OF GOLD BASIN RESOURCE WITH ADDITIONAL TENDERS PENDING, EXTENDS ITS OFFER UNTIL JANUARY 29

Calgary, Alberta - CANEX Metals Inc. (“CANEX” or the “Company”) (TSX.V:CANX) is pleased to announce significant support for its offer (the “Offer”) to acquire all of the issued and outstanding common shares of Gold Basin Resources Corporation (“Gold Basin”) (TSX.V:GXX) and has extended the Offer deadline to January 29, 2026. This extension will facilitate shareholders of Gold Basin (“Gold Basin Shareholders”) who are experiencing delays in tendering in part related to the delinquent condition of Gold Basin, to deposit their shares under the Offer.

Highlights:

•	Over 49% of the shares of Gold Basin (“Gold Basin Shares”) have been deposited under the Offer and additional tenders are in progress and should be complete in the coming days. Multiple tenders received are considered deficient and cannot be counted towards the total as Gold Basin does not have a transfer agent to remedy the issues

•	CANEX continues to encounter delays in our Offer, exacerbated by the cease trade order issued against Gold Basin, numerous regulatory non-compliance issues, especially the lack of a transfer agent. Despite these obstacles, Gold Basin Shareholders are showing very strong support, and we anticipate we could achieve the 50% + 1 share minimum tender requirement shortly

•	CANEX has extended the Offer deadline to 5:00 p.m. (Toronto time) on January 29, 2026, to allow additional time for Gold Basin Shareholders to tender their Gold Basin Shares. There is no certainty that CANEX will be able to restore Gold Basin to compliant status and the Offer could be the last opportunity for Gold Basin Shareholders to exchange their cease traded Gold Basin Shares for valuable and liquid CANEX shares

•	The Offer represents an implied premium of 275%, based on CANEX’s 30-day volume-weighted price (VWAP) on January 16, 2026, and Gold Basin’s 30-day VWAP on its last trading day, May 6, 2025. The Offer value equates to approximately $20,000,000 or roughly $0.15 per Gold Basin Share based on CANEX’s January 16, 2026 closing price

CANEX Thanks Gold Basin Shareholders for Their Strong Support

CANEX would like to thank Gold Basin Shareholders for the significant support for the Offer in the face of the challenges presented by Gold Basin’s delinquent status. Despite having no transfer agent engaged to allow Gold Basin Shareholders to easily gather necessary documents, CANEX announces that 66,244,176 Gold Basin Shares have been tendered to the Offer, representing 49.02% of the outstanding Gold Basin Shares. Once an additional 1,321,067 Gold Basin Shares are tendered to the Offer and all of the other conditions of the Offer have been satisfied or waived, CANEX will be able to take up and pay for those Gold Basin Shares.

To allow more time to complete tenders in progress and accommodate any new tenders, the Offer has been extended to 5:00 p.m. (Toronto time) on January 29, 2026.

CANEX’s Offer provides Gold Basin Shareholders whose Gold Basin Shares are tendered and successfully taken up with 0.592 of a CANEX share, which represents an implied premium of 275%, based on CANEX’s 30-day VWAP on January 16, 2026, and Gold Basin’s 30-day VWAP on its last trading day, May 6, 2025. The Offer value equates to approximately $20,000,000 or roughly $0.15 per Gold Basin Share based on CANEX’s January 16, 2026 closing price. Note the CANEX offer values Gold Basin roughly 230% higher than the value placed on the Gold Basin project by Gold Basin’s management in the proposed Helix farm-in joint venture.

An advertisement with respect to the extension of the Offer will appear in the Monday, January 19, 2026 edition of The Globe and Mail. A notice of variation, change and extension (the “Notice of Variation and Change”) with respect to the Offer is being mailed to the securityholders of Gold Basin. The Notice of Variation and Change will also be available under Gold Basin’s profile on SEDAR+ at www.sedarplus.com and on CANEX’s website at www.canexmetals.ca and will be filed with the applicable securities regulatory authorities in Canada and the U.S. Securities and Exchange Commission in the United States.

In addition to the extension of the Offer, the Notice of Variation and Change will include updates to the information set forth in CANEX’s original offer and accompanying take-over bid circular dated August 28, 2025, as amended by the notices of variation, change and extension dated December 12, 2025 and January 9, 2026 (the “Original Offer and Circular”).

Copies of the Original Offer and Circular are, and copies of the Notice of Variation and Change will be, available without charge from Laurel Hill Advisory Group, acting as the information agent for the Offer.

Message to Gold Basin Shareholders

Upon reaching the 50% + 1 share minimum tender requirement, CANEX intends to take up the Gold Basin Shares and participate in the necessary steps to elect a highly qualified and experienced board of directors and pursue district consolidation and advancement. There is no certainty that CANEX will be able to restore Gold Basin to compliant status or successfully conclude a Subsequent Acquisition Transaction (as defined in the Original Offer and Circular) and the Offer could be the last opportunity for Gold Basin Shareholders to exchange their cease traded Gold Basin Shares for valuable and liquid CANEX shares.

Gold Basin Shareholders with questions or who need assistance tendering their Gold Basin Shares should contact Laurel Hill Advisory Group by calling 1-877-452-7184 (toll-free in Canada and the United States), or 1-416-304-0211 (collect call outside of Canada and the United States), by texting “INFO” to either number, or by email at assistance@laurelhill.com.

Advisors

CANEX has retained Borden Ladner Gervais LLP as its legal advisor and Laurel Hill Advisory Group as its information agent.

About CANEX Metals

CANEX Metals (TSX.V:CANX) is a Canadian junior exploration company focused on advancing its 100% owned Gold Range Project in Northern Arizona. With several near surface bulk tonnage gold discoveries made to date across a 4 km gold mineralized trend, the Gold Range Project is a compelling early-stage opportunity for investors. CANEX is also advancing the Louise Copper-Gold Porphyry Project in British Columbia. Louise contains a large historic copper-gold resource that has seen very little deep or lateral exploration, offering investors copper and gold discovery potential. CANEX is led by an experienced management team which has made three notable porphyry and bulk tonnage discoveries in North America and is sponsored by Altius Minerals (TSX: ALS), a large shareholder of the Company.

Dr. Shane Ebert P.Geo., is the Qualified Person for CANEX and has verified the data disclosed in this news release against historical and current data sources and has approved the technical disclosure contained in this news release.

“Shane Ebert”

Shane Ebert, President/Director

For Further Information Contact:

Shane Ebert at 1.250.964.2699 or

Jean Pierre Jutras at 1.403.233.2636

Web: http://www.canexmetals.ca

Gold Basin Shareholders:

Laurel Hill Advisory Group

North American Toll Free: 1-877-452-7184

Outside North America: 1-416-304-0211

Email: assistance@laurelhill.com

Neither the TSX Venture Exchange nor its regulation services provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

U.S. Notice

The Offer is being made for the securities of a foreign company. The Offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the Offer materials, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the Offer, such as in open market or privately negotiated purchases, in accordance with applicable law. Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Offer or passed upon the adequacy or accuracy of the Offer materials. Any representation to the contrary is a criminal offense.

Forward-Looking Statements

Except for the historical and present factual information contained herein, the matters set forth in this news release, including words such as “potential”, “anticipate”, “intends”, “risks”, “opportunities” and similar expressions, are forward-looking information that represents management of CANEX Metals Inc.’s internal projections, expectations or beliefs concerning, among other things: the Offer; the satisfaction of the conditions of the Offer; Gold Basin Shareholders’ support for the Offer; the anticipated successful completion of the Offer; the anticipated effect of the Offer; CANEX’s plans for Gold Basin if the Offer is successful; the expected benefits to Gold Basin Shareholders of tendering their Gold Basin Shares to the Offer; whether Gold Basin will regain regulatory compliance; and future operating results and various components thereof or the economic performance of CANEX. The projections, estimates and beliefs contained in such forward-looking statements necessarily involve known and unknown risks and uncertainties, which may cause CANEX’s actual performance and financial results in future periods to differ materially from any projections of future performance or results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, the risk that the transactions contemplated by the Offer will not be consummated; the risk that the conditions of the Offer will not be met or met or a timely basis; and those risks described in CANEX’s filings with the Canadian securities authorities. Accordingly, holders of CANEX Shares and potential investors are cautioned that events or circumstances could cause results to differ materially from those predicted. CANEX disclaims any responsibility to update these forward-looking statements.